Exhibit 99.40

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui and Medicoforum group cooperate in Haemo-Spray  wound spray certification and distribution

Witten, Germany, September 13, 2006 - SanguiBioTech GmbH, Witten, Germany, and Medicoforum GmbH, Hanover, Germany, will cooperate in completing the development of Sangui's Hemospray wound spray in order to achieve a certified and marketable product. Moreover, both companies have now signed an agreement outlining the cornerstones of a future joint marketing and distribution approach. Based on a joint letter of intent of November 2005, Medicoforum had inquired into the efficiency and marketability of this wound spray with satisfactory results.

Under the terms of this agreement, Mediconomics, a sister company of Medicoforum will prepare all necessary documents and promote the required certification processes. Sangui will provide scientific and medical documentation and support and will oversee production and storage of the product including the related quality management in cooperation with a contract manufacturer. The cooperation is based on Sangui's German and global patent applications DE 10212 321 A1 and WO 03/077941 A1, respectively. According to the project plan a certification may be accomplished by mid 2007.

Medicoforum has been granted exclusive marketing and distribution rights for the EU countries and the USA. Sangui and Medicoforum are entitled to 50% each of the net proceeds from this cooperation. More details will be subject to subsequent contracts. Medicoforum has also obtained the right to identify additional industry partners interested in marketing the product in specific territories and enter into negotiations with them. According to Medicoforum industry partners in different countries have expressed their interest.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.